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               EXHIBIT 11 - STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

------------------------------------------------------------     ---------------------
                                        Three Months Ended         Six Months Ended
                                            June 30,                  June 30,
(in thousands, except per share data)   1999          1998         1999        1998
------------------------------------------------------------     ---------------------
Basic:
------
Average shares outstanding              25,584       25,712        25,534      25,633
                                      =========    =========     =========   =========
Net Income                            $ 10,990     $  9,725      $ 21,315    $ 19,030
                                      =========    =========     =========   =========
Per Share Amount                      $   0.43     $   0.38      $   0.83    $   0.74
                                      =========    =========     =========   =========

Diluted:
--------

Average shares outstanding              25,584       25,712        25,534      25,633

Net effect of dilutive stock options
 based on the treasury stock method
 using the average market price or
 quarter end price, whichever is
 greater                                   654        1,054           904       1,113
                                      ---------    ---------     ---------   ---------
         Total Shares Outstanding       26,238       26,766        26,438      26,746
                                      =========    =========     =========   =========
Net Income                            $ 10,990     $  9,725      $ 21,315    $ 19,030
                                      =========    =========     =========   =========
Per Share Amount                      $   0.42     $   0.36      $   0.81    $   0.71
                                      ---------    ---------     ---------   ---------
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